As filed with the Securities and Exchange Commission on May 22, 2008

Registration No. 333-[        ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HERTZ GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3530539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan

Hertz Global Holdings, Inc. Employee Stock Purchase Plan

(Full title of the plans)

J. Jeffrey Zimmerman

Senior Vice President, General Counsel and Corporate Secretary

Hertz Global Holdings, Inc.

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(201) 307-2000

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒
Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company.)
Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, par value $0.01 per share	20,700,000	$13.73	$284,211,000	$11,169.50

(1)	The number of shares being registered represents the shares issuable under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan and the Hertz Global Holdings, Inc. Employee Stock Purchase Plan.
(2)

Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $13.73 per share, which is the average of the high and low prices of Hertz Global Holdings, Inc. Common Stock on May 21, 2008, as reported on the New York Stock Exchange Consolidated Tape on May 21, 2008.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Hertz Global Holdings, Inc. (the “Company”) are incorporated herein by reference:

     a.  The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

     b.  All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

     c. The description of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

 Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Hertz Global Holdings, Inc.’s By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of Delaware Corporation Law, as amended.  In connection with its initial public offering in November of 2006, Hertz Global Holdings, Inc. entered into indemnification agreements with each of its directors, providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings.

(a) Rule 415 Offering.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the

Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park Ridge, New Jersey, on this 21st day of May, 2008.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
	Name:	Elyse Douglas
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and	May 21, 2008
Mark P. Frissora	Chairman of the Board of Directors

/s/ Elyse Douglas	Executive Vice President,	May 21, 2008
Elyse Douglas	Chief Financial Officer and Treasurer

*	Senior Vice President, Finance and	May 21, 2008
Jatindar Kapur	Corporate Controller

*	Lead Director	May 21, 2008
George W. Tamke

*	Director	May 21, 2008
Nathan K. Sleeper

*	Director	May 21, 2008
David H. Wasserman

	*	Director	May 21, 2008
Brian A. Bernasek

	*	Director	May 21, 2008
Gregory S. Ledford

	*	Director	May 21, 2008
George A. Bitar

	*	Director	May 21, 2008
Robert F. End

	*	Director	May 21, 2008
Barry H. Beracha

	*	Director	May 21, 2008
Carl T. Berquist

	*	Director	May 21, 2008
Michael J. Durham

	*	Director	May 21, 2008
Henry C. Wolf

* By:	/s/ Elyse Douglas		May 21, 2008
Elyse Douglas Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1

Amended and Restated Certificate of Incorporation of Hertz Global Holdings, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

4.2	Amended and Restated By-laws of Hertz Global Holdings, Inc., incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

5	Opinion of Debevoise and Plimpton LLP as to the legality of securities to be registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Debevoise and Plimpton LLP (included in Exhibit 5).

24	Powers of Attorney (filed herewith).

99.1

Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, incorporated by reference to Annex A of Hertz Holdings’ definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 7, 2008.

99.2

Hertz Global Holdings, Inc. Employee Stock Purchase Plan, incorporated by reference to Annex B of Hertz Holdings’ definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 7, 2008.